Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is executed on March 18, 2016 to be effective as of January 1, 2012 between Medifirst Solutions, Inc., a Nevada corporation, (“Company”) and Bruce Schoengood (“Employee”).

Recital

The Company desires to employ Employee as President and Chief Executive Officer of the Company and Employee desires to accept such employment on the terms and conditions of this Agreement.

NOW THEREFORE, FOR GOOD AND SUFFICIENT CONSIDERATION, INCLUDING BUT NOT LIMITED TO THE MUTUAL PROMISES HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.	Term of Employment. For the consideration and under the terms and conditions of this Agreement, the Company hereby employs Employee, and Employee hereby accepts employment, as President and Chief Executive Officer effective January 1, 2012 and shall serve for a sixty (60) month term ending January 1, 2018 (“Term”), unless earlier terminated under the provisions of this Agreement. At the end of the Term, this Agreement shall automatically renew under the same terms and conditions unless amendment or modified pursuant to Section 9 of this Agreement

2.	Compensation, Benefits and Expense Reimbursement. The Company will pay Employee the following compensation:

2.1     Base Compensation. An annual base salary of $100,000 which will be paid at the Company’s regular payroll periods, but not less often than weekly. The Company acknowledges that Employee served as Chief Executive Officer of the Company during a portion of the fiscal year ended December 31, 2011 and accrued unpaid compensation in the amount of $7,500.00. Such unpaid compensation will be added to Employee’s initial base compensation payment.

2.2     Annual Bonus. In addition to the Base Compensation, the Company will pay Employee an annual bonus compensation (“Bonus”) equal to 20% of the Company’s net profits. For purposes of this Agreement, “net profits” shall be defined as gross revenues less all operating expenses.

2.3      Benefits.     Employee will be eligible for health benefits sponsored by the Company.

2.4      Vacation.     Employee will be entitled to vacation time not to exceed three weeks for each twelve (12) month period during the Term. All untaken vacation time will be accrued and carried forward during any succeeding twelve (12) month period during the Term.

2.5     Reimbursements. Employee may incur reasonable expenses, including expenses for entertainment, travel, and similar items consistent with the expense reimbursement policy promulgated by the Company. For all Company allowed business expenses, the Company shall reimburse Employee within a reasonable time after Employee submits an itemized account of the expenses detailing the expense, the location and the business purpose of the expense. Reasonable expenses shall include expenses to establish a toll-free telephone line and fax capabilities from Employee’s home. The Company may provide Employee with a Company credit card for reasonable and prior- approved travel expenses.

3.	Duties. The Company hires Employee in the capacity as President and Chief Executive Officer Employee’s corporate duties will generally be those of an executive officer as outline the Company’s Bylaws. Employee will perform these duties faithfully, diligently, to the best of Employee’s ability, and to the Company’s best interest. Employee will devote Employee’s full time and attention, reasonable periods of illness excluded, to the performance of these duties. Employee will comply with the Company’s policies, standards, and regulations as well as with all laws, statutes, ordinances rules and regulations relating to Employee’s employment and carrying out the duties of Employee’s employment. Employee will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain or other pecuniary advantage. Passive investments are excluded from the foregoing prohibition.

4.	Employee’s Representations and Warranties. Employee represents and warrants that there is no employment contract, restriction or other obligation to which Employee is subject that prevents Employee from entering into this Agreement or from fully performing and honoring Employee’s duties and obligations under this Agreement.

5.	Confidentiality. Without the Company’s prior written consent, and during and after employment with the Company, Employee will not disclose to any person or firm any of Company’s patient lists, contracts, business opportunities, business plans, projections, leads, marketing ideas or plans, features, relations with state and local governments, financial and technical information, ideas, techniques, improved technologies, systems, designs, specifications, prototypes, samples, models, programs, computer data, supplier lists or identities, drawings, specifications, techniques, software, trade secrets, and other proprietary information, intellectual property, business methods, know-how and incidental activities thereto, that the Company has an interest in protecting (collectively, “Confidential Information”). Except for disclosures reasonably made pursuant to actual, potential, or prospective business transactions that advance the Company’s business and not for any purposes of competition with the Company, Employee will diligently safeguard and protect Confidential Information. If Employee has any question whether any matter constitutes Confidential Information or may be disclosed without breaching this Agreement, Employee will submit the question to the Board of Directors of the Company or to the Company’s legal counsel in writing before taking further action about the matter. Upon the Company’s request or upon the termination of Employee’s employment with the Company, Employee will promptly return to the Company all materials furnished by the Company containing Confidential Information, together will all copies and summaries of Confidential Information in the possession or under the control of Employee. Nothing herein shall act as a transfer of any rights to any Confidential Information. This paragraph specifically survives termination of this Agreement. Further, following termination of this Agreement, Employee shall not use Confidential Information to solicit the Company’s clients and the Company’s employees for a period of two (2) years in the contiguous United States.

6.	Restrictive Covenants. The Company is in the business of providing out-patient, minimally invasive cosmetic surgical services and franchising cosmetic surgery centers throughout the United States. This business is highly competitive, and the patient relationships that the Company has and intends to establish and keep are essential to its current and future success and to its ability to pay compensation to Employee. It is therefore necessary, as an essential condition to the Company agreeing to employ Employee, and without which the Company would not do so, that Employee will not compete with the Company. Therefore, during employment and for a period of two (2) years after employment ends, Employee will not compete with the Company during that two-year period in any way in the United States by directly or indirectly participating, whether as an employee, officer, partner, shareholder, owner, consultant or otherwise, with any person engaged in the kind of business described in the first sentence of this Section 6. Further, Employee shall not during the two-year period solicit any employee of the Company to become an employee or independent contractor of Employee or any other person or entity; or suggest to an employee of the Company that the employee should reduce or terminate the employee’s relationship with the Company; or solicit any supplier, service provider, customer, or other business relation of the Company to become a business relation of Employee; or suggest to a business relation of the Company that the business relation should reduce or terminate the business relation’s business or relationship with the Company. The agreements and covenants not to compete in this Section 6 are fair and reasonable in light of all the facts and circumstances of the relationship between Employee and the Company Employee agrees that Employee has been provided notice of this non-competition provision in a written employment offer at least two weeks before the first day of the Employee’s employment and that Employee is an individual engaged in administrative, executive or professional work who performs predominantly intellectual, managerial or creative tasks, exercises discretion and independent judgment is paid on a salary basis. To the extent that any provision or portion of this Section 6 shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by New Jersey law; and any court of competent jurisdiction shall, and the parties hereto hereby expressly authorize, request and empower any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by the court to the fullest extent permitted by applicable law. The Employee recognizes and agrees that the Company has a significant interest in New Jersey in protecting its rights and therefore, New Jersey law shall apply regardless of the law of any other jurisdiction and regardless of where Employee works or resides.

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7.	Injunctive Relief. Employee’s breach or violation of any provision of this Agreement would damage the Company seriously, and in a manner that could not be adequately compensated by an award of damages against Employee. Therefore, if the Company determines Employee has breached or is violating this Agreement or otherwise failing to perform it, the Company may bring an action to enjoin Employee from the violation or otherwise to enforce this Agreement and Employee consents to this injunctive relief and enforcement. This injunctive relief is in addition to any and all rights available to the Company under this Agreement, at law, and otherwise. Employee acknowledges that if and when employment with the Company terminates under this Agreement, Employee’s experience and capabilities are such that Employee can obtain employment in business activities that are of a different or non-competing nature with activities as an employee of the Company; thus, injunctive relief will not prevent Employee from earning a reasonable livelihood. Employee further acknowledges that the provisions of this Agreement are necessary to protect the Company’s legitimate business interests and are reasonable in scope and content under New Jersey law which shall control. The provisions of this Agreement will be enforceable notwithstanding the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise. Injunctive relief may be brought in New Jersey courts which may be transferred to other jurisdictions for enforcement of such injunctive relief.

8.	Attorney Fees. The prevailing party in any action for an injunction or for enforcement of Sections 5 and 6, or either of them, will not be entitled to an award of attorney fees and costs at any level of litigation, appeal and review. This provision is specifically negotiated so that each party shall bear its own attorneys’ fees and costs in any action.

9.	Termination. Employee’s employment shall or may, as the context requires, be terminated under any one or more of the following circumstances:

9.1     Employment shall be terminated automatically at the end of the Term or any renewal of such Term.

9.2     Employment shall be terminated at Employee’s death.

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9.3     The Company may terminate Employee’s employment solely for “cause”, by giving 30 days’ prior written notice. For purposes of this Agreement, “cause” shall mean:

(i)      actions constituting gross and wanton misconduct, including fraud, embezzlement or theft, or gross neglect of duty which has resulted or is likely to result in material economic damage to the Company:

(ii)     unethical medical practices as determined by the appropriate regulatory authority which has jurisdiction over Employee’s medical practice and licensing;

(iii)     intentional disclosure of the Company’s Confidential Information contrary to the Company’s policies;

(iv)    the willful and continued failure to substantially perform your duties under this Agreement.

For purposes of this Section 9.3, any act or failure to act, shall not be deemed willful or intentional unless it is done, or omitted to be done, by Employee in bad faith or without a reasonable belief that Employee’s action or omission was in the best interests of the Company. Failure to meet performance standards or objectives, by itself, will not constitute “cause”.

9.4     The Company and Employee may mutually agree to terminate Employee’s employment at any time.

9.5     The Company may terminate Employee’s employment immediately and at any time in the sole discretion of the Company’s Board of Directors if Employee suffers a disability or inability due to physical or mental illness, or other cause, to perform the essential function of Employee’s duties under this Agreement.

9.6     Upon termination of employment, the compensation payable to Employee under Section 2 will be pro-rated to the date of termination and will be paid as provided by law. Termination of employment will not relieve or release Employee from any obligations under Sections 5 and 6, and, except as specifically provided in this Agreement, the provisions of those paragraphs will survive termination of employment, however caused.

10.	Miscellaneous.

10.1     Invalid Provisions. Invalidity or unenforceability of any provision of this Agreement will not affect its other provisions. This Agreement will be construed in all respects as if all invalid or unenforceable provisions were omitted.

10.2     Modification. No change or modification of this Agreement is valid unless it is in writing and signed by the party or parties to be bound.

10.3     Notice. Any notice to be given under this Agreement is sufficient if it is in writing and is sent by mail to Employee at Employee’s address as it appears on the Company’s records, and to the Company at its principal office.

10.4     No Assignment by Employee. This Agreement is freely assignable by the Company. Employee may not assign any rights or delegate any duties under this Agreement without the prior written consent of the Company.

10.5     No Waiver. A party’s failure to require strict performance of any provision of this Agreement is not a waiver of or prejudice to the party’s right to require strict performance of the same provision in the future, of any other provision of this Agreement, or of this section 10.5

10.6     Arbitration. Any claim or controversy that arises out of or relates to this Agreement, or the breach thereof, will be settled by arbitration in Monmouth County, New Jersey in accordance with the prevailing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court possession jurisdiction of arbitration awards.

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10.7     Law and Jurisdiction. This Agreement has been negotiated, made and entered into entirely within the State of New Jersey. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey regardless of where Employee resides or performs work. Venue and jurisdiction shall be Monmouth County, New Jersey.

10.8     Entire Agreement. This Agreement is the parties’ entire agreement relating to Employee’s employment with the Company, and it supersedes and terminates any and all prior agreements or understandings between them about all such matters.

10.9     Counterparts. This Agreement may be executed in several counterpart copies, each of which shall be deemed an original and shall constitute one agreement.

EMPLOYEE:		COMPANY:
MEDIFIRST SOLUTIONS, INC.

By
Bruce Schoengood		Bruce Schoengood, President

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